EXHIBIT 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) of THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2004

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) of THE SECURITIES EXCHANGE ACT OF 1934

For the Transition period from                      to

Commission file number 0-516

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

SONOCO SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

SONOCO PRODUCTS COMPANY

1 N. Second St.
Hartsville, South Carolina 29550

Sonoco Savings Plan
Index

Reports of Independent Registered Public Accounting Firms	1-2

Financial Statements

Statements of Net Assets Available for Benefits December 31, 2004 and 2003	3

Statements of Changes in Net Assets Available for Benefits Years Ended December 31, 2004 and 2003	4

Notes to Financial Statements	6–12

Supplemental Schedule

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) December 31, 2004	13–17

Report of Independent Registered Public Accounting Firm

To the Participants and Employee Benefits Committee of the
Sonoco Savings Plan

Hartsville, SC

We have audited the accompanying statement of net assets available for benefits of Sonoco Savings Plan (the “Plan”) as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended in conformity with U.S. generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2004, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
June 3, 2005

Report of Independent Registered Public Accounting Firm

To the Participants and Employee Benefits Committee of the
Sonoco Savings Plan

In our opinion, the accompanying Statement of Net Assets Available for Benefits as of December 31, 2003 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended (appearing on pages 3 and 4 of the Sonoco Savings Plan’s 2004 financial statements) present fairly, in all material respects, the net assets available for benefits and the changes in the net assets available for benefits of the Sonoco Savings Plan at December 31, 2003 and for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Charlotte, North Carolina
June 16, 2004

Sonoco Savings Plan

Statements of Net Assets Available for Benefits
December 31, 2004 and 2003

(in thousands of dollars)	2004	2003
Assets
Investments, at fair value	$308,517	$284,769
Investments, at contract value	152,319	141,064
Contribution receivable - employer	526	674
Due from broker	10,260	—

Net assets available for plan benefits	$471,622	$426,507

The accompanying notes are an integral part of these financial statements.

Sonoco Savings Plan

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2004 and 2003

(in thousands of dollars)	2004	2003
Additions:
Additions to net assets attributed to:
Investment income:
Net appreciation in investments (Note 3)	$35,731	$45,733
Interest and dividends	10,660	11,499

Net investment income	46,391	57,232

Contributions:
Employer	11,212	12,092
Employees	22,644	24,131

Total contributions	33,856	36,223

Total additions	80,247	93,455

Deductions:
Deductions from net assets attributed to:
Distributions to participants	44,948	46,364
Administrative expense (Note 4)	821	913

Total deductions	45,769	47,277

Net increase in net assets available for plan benefits before transfer from (to) other qualified plans	34,478	46,178
Transfer in (out) from (to) other qualified plans	10,637	(19,223)

Net increase in net assets available for plan benefits after transfer from (to) other qualified plans	45,115	26,955

Net assets available for plan benefits:
Beginning of year	426,507	399,552

End of year	$471,622	$426,507

The accompanying notes are an integral part of these financial statements.

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Sonoco Savings Plan

Notes to Financial Statements

1.	Description of the Plan

General

The Sonoco Savings Plan (“the Plan”) is a defined contribution plan covering a majority of all U.S. employees of Sonoco Products Company (the “Company”) who are immediately eligible to participate with at least 30 days of service. However, at certain union locations, employees are either eligible to participate after 60 days of service or after obtaining age 21 and completing 1 year of service in which the employee worked 1,000 hours. The Company is a major global manufacturer of paperboard-based and other industrial and consumer packaging products. The Company is a South Carolina corporation founded in Hartsville, South Carolina in 1899. The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan document or the Summary Plan Description, not included herein, for a more complete description of the Plan and its provisions. The Plan is subject to the applicable provisions of the Employee Retirement Income and Security Act of 1974 (“ERISA”), as amended.

Contributions

Effective January 1, 2004, participants may elect to defer up to 30% of eligible gross pay through payroll deductions. Prior to 2004, participants could elect to defer up to 20% of eligible gross pay into the Plan. Contributions may be pre-tax, after-tax or a combination thereof. The maximum annual pre-tax contribution for any participant is $13,000 and $12,000 for 2004 and 2003, respectively. Participants over age 50 may contribute additional pre-tax contributions to the Plan, up to a maximum of $3,000 and $2,000 for 2004 and 2003, respectively, subject to certain catch-up rules as defined under the Internal Revenue Code. Total annual contributions, including employer matching contributions are limited to the lesser of $41,000 or 100% of gross pay in 2004 and $40,000 or 100% of gross pay in 2003, whichever is less. The Company provides employer-matching contributions of Company common stock or cash in amounts determined annually by the Company’s Board of Directors (the “Board”). The Company may elect to provide additional contributions at the discretion of its Board. Under the Plan, participants may elect to have their account balances invested in 1% increments in eight index funds, a Company stock fund, or a stable value fund. Once a participant’s total account balance has been established and certain criteria are met, the participant can transfer funds into a Self-Managed Account as well.

The Company matching contributions are equal to 100% on the first 3% of employee before-tax contributions, 50% on the next 2% of employee before-tax contributions and no match on after-tax contributions. Participants have the option to continue to reinvest Sonoco Stock Fund dividends in the Savings Plan or to receive these dividends in cash.

Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (a) the employer’s contributions, and (b) Plan earnings and losses. Allocations are based on participant earnings or account balances, as defined. The participant is entitled to the benefit that can be provided from the participant’s vested account.

Sonoco Savings Plan

Notes to Financial Statements

Vesting

The majority of participants are immediately vested in both their basic and rollover contributions and employer contributions, plus actual earnings thereon. However, at certain union locations, participants vest in employer matching and discretionary contributions after two to three years of service and five years of service, respectively. Net appreciation or depreciation of investments and investment earnings of each fund are allocated to participant accounts in proportion to each participant’s account balance within each fund.

Payment of Benefits

The Plan provides for benefits payable upon retirement, death, total and permanent disability or termination. Benefits are distributed through lump-sum payments in cash or Company common stock, in equal annual installments of cash or through quarterly distributions in an amount not less than $1,000. Effective January 1, 2004, the Plan was amended to allow participants to take an annual distribution equal to a percentage of their account balance, in an amount of at least $1,000 or to select quarterly installment payments of at least $1,000 as specified by the participant. The participant may also elect to leave the funds in the Plan until age 70-1/2 if their balance is greater than $5,000.

Participant Loans

Participants may borrow from their account balances. The minimum amount of any loan is $1,000 and the maximum is $50,000 or 50% of a participant’s available balance (participant’s contributions less any outstanding loan balances taken in the previous twelve months), whichever is less. Loans are repaid through payroll deductions over a period of no more than five years for a personal loan or twenty years for a residential loan. Interest is charged at a fixed rate for the full term of the loan. The rate is based on the prime rate at the end of the fiscal quarter prior to loan origination plus 1% (5.75% at December 31, 2004).

Risks and Uncertainties

The Plan provides for various mutual fund investment options in stocks, bonds and fixed income securities. Investments are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

Forfeitures

Forfeitures of account balances are used to reduce future employer contributions. During 2004, $113,545 in forfeitures was used to reduce employer contributions. As of December 31, 2004, the remaining balance in the forfeitures account totaled approximately $108,414.

Sonoco Savings Plan

Notes to Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Contributions

Contributions from the Company are recorded in the year and in the amount authorized by the Board. The contribution receivable from the Company represents amounts authorized at year-end, but not yet received by the Plan. Contributions from employees of the Company are recorded in the year in which the employee contributions are withheld from amounts paid. All contributions from the Company are in the form of the Company common stock or cash payments. All employee and employer contributions are participant directed.

Investment Valuation and Income Recognition

Investments of the Plan are primarily stated at fair value, excluding certain fully benefit responsive insurance contracts that are stated at contract value. The fair values of the mutual funds are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The fair value of debt securities is based on quoted market prices for these securities. Fair value of the Company common stock is determined by the closing market price per share on the last business day of the year.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Plan presents, in the accompanying Statements of Changes in Net Assets Available for Benefits, the net appreciation in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan to make significant estimates and assumptions that affect the reported amounts of net assets at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting periods. Actual results could differ from those estimates.

Payment of Benefits

Benefits are recorded when paid.

Administrative Expenses

All trust and custodial expenses and investment management fees are paid by the Plan. These expenses are deducted from the investment returns in the accompanying Statements of Changes in Net Assets Available for Benefits.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on the net increase in net assets available for plan benefits.

Sonoco Savings Plan

Notes to Financial Statements

3.	Investments

StateStreet Global Advisors (“SSGA”) served as the trustee of the Plan in both 2004 and 2003. SSGA managed investment options include the S&P 500 Index Fund, Bond Market Index Fund, Russell 2000 Index Fund, International Stock Index Fund, Conservative Strategic Balanced Fund, Moderate Strategic Balanced Fund, Aggressive Strategic Balanced Fund, S&P MidCap Fund, Self-Managed Account, Stable Value Fund and Sonoco Stock Fund.

S&P 500 Index Fund

The S&P 500 Index Fund invests in all 500 common stocks included in the S&P 500 Index.

Bond Market Index Fund

The Bond Market Index Fund invests primarily in government, corporate, mortgage-backed and asset-backed securities that comprises the Lehman Brothers Aggregate Bond Index.

Russell 2000 Index Fund

The Russell 2000 Index Fund invests in the 2000 small cap stocks that comprise the Russell 2000 Index.

International Stock Index Fund

The International Stock Index Fund invests in the stocks in the Morgan Stanley Capital International EAFE Index, a compilation of international equities.

Conservative Strategic Balanced Fund

The Conservative Strategic Balanced Fund seeks to provide income from fixed income securities and some growth of principal from stock funds. The Fund’s risk profile is somewhat conservative due to an emphasis on bond holdings. The fund is comprised of the S&P 500 Index, Russell Small Cap Completeness Index, Morgan Stanley Capital International EAFE Index, and the Lehman Brothers Aggregate Bond Index in varying percentages.

Moderate Strategic Balanced Fund

The Moderate Strategic Balanced Fund seeks to provide income from fixed income securities and growth of principal from stock funds. The funds risk profile is moderate due to the presence of well-diversified stock and bond holdings. The fund is comprised of the S&P 500 Index, Russell Small Cap Completeness Index, Morgan Stanley Capital International EAFE Index, and the Lehman Brothers Aggregate Bond Index in varying percentages.

Aggressive Strategic Balanced Fund

The Aggressive Strategic Balanced Fund seeks to provide growth of principal from stock funds and some income from fixed income securities. The Fund’s risk profile is higher due to its emphasis on stock holdings. The fund is comprised of the S&P 500 Index, Russell Small Cap Completeness Index, Morgan Stanley Capital International EAFE Index, and the Lehman Brothers Aggregate Bond Index in varying percentages.

S&P MidCap Fund

The S&P MidCap invests in all stocks in the S&P MidCap 400 Index in proportion to their weighting in the Index.

Sonoco Savings Plan

Notes to Financial Statements

Self-Managed Account

The Self-Managed Account allows employees to invest in a wide variety of mutual funds. To invest in the Self-Managed Account, participants must transfer funds from other investment options. The initial investment must be at least $2,500 and the total amount in the Self-Managed Account cannot exceed 50% of the participant’s vested account balance.

Stable Value Fund

The Stable Value Fund invests primarily in guaranteed investment contracts and fully benefit responsive synthetic investment contracts, which are supported by underlying assets owned by the Plan. Assets underlying the synthetic investment contracts include government securities, private and public mortgage-backed securities, investment grade corporate obligations and cash equivalents held for liquidity purposes. These synthetic investment contracts are credited with earnings on the underlying investments and charged for benefit withdrawals and administrative expenses. The guaranteed investment contracts are included in the financial statements of the Plan at contract value as reported to the Plan by GE Life and Annuity Assurance Co., Travelers Life and Annuity Co. and Principal Life Insurance Co. Contract value represents contributions made under the contract, plus earnings, less benefit withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yields ranged from 4.69% to 4.71% at December 31, 2004. The crediting interest rates were 4.44% at December 31, 2004. The crediting interest rate is based on a formula agreed upon with the issuer, with no guaranteed minimum crediting interest rate provided.

Sonoco Stock Fund

Employees may also elect to invest in the Sonoco Stock Fund that consists solely of investments in Company common stock and cash equivalents held for liquidity purposes.

The following individual investments represent 5% or more of the Plan’s net assets at December 31 for one or both years:

	2004	2003
Investments at fair value
Sonoco Products Company Common Stock (2,704,485 and 3,133,189 shares, respectively)	$83,048	$77,139

State Street Global Advisors S&P 500 Index Fund (506,394 and 549,159 shares, respectively)	112,006	109,487

State Street Global Advisors Russell 2000 Index Fund (1,724,687 and 1,690,580 shares, respectively)	35,744	29,572

Sonoco Savings Plan

Notes to Financial Statements

Investment Performance

During 2004 and 2003, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by $35,731 and $45,733 as follows:

(in thousands of dollars)	2004	2003
Mutual funds	$21,510	$40,418

Common stock	14,221	5,315

	$35,731	$45,733

4.	Related Party Transactions

Certain Plan investments are shares of mutual funds or money market funds managed by StateStreet Global Advisors and StateStreet Bank & Trust Company (“StateStreet”). StateStreet is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management service amounted to approximately $821,000 and $913,000 for the years ended December 31, 2004 and 2003, respectively.

5.	Tax Status

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated June 30, 2003, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Accordingly, no provision for income taxes has been included in the Plan’s financial statements.

6.	Contributions

For the fiscal years ended December 31, 2004 and 2003, employer contributions made entirely in Company common stock under the Plan were approximately $900,000 and $1,100,000, respectively. All other employer contributions were made in cash.

7.	Asset Transfers

The Company acquired Southern Paper Recovery, Inc. during 2003 and CorrFlex Graphics, LLC during 2004. The assets from the Southern Paper Recovery Inc. 401k Plan and the CorrFlex Graphics, LLC 401k Plan were both merged into the Plan during 2004. The Southern Paper Recovery, Inc. employees became eligible to participate in the Plan on January 1, 2004. The CorrFlex Graphics, LLC’s employees will become eligible to participate in the Plan on January 1, 2005 as described in Note 1.

Sonoco Savings Plan

Notes to Financial Statements

8.	Plan Termination

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA.

9.	Fair Value of Financial Instruments

The fair value of investment contracts included the Stable Value Fund carried at contract value totaling approximately $152,319,000 and $141,064,000 at December 31, 2004 and 2003 was approximately $153,870,000 and $145,684,000, respectively. Fair values of these investment contracts are estimated based on discounted future cash flows using interest rates ranging from 4.69% to 4.71% and 4.54% at December 31, 2004 and 2003, respectively.

10.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for plan benefits per the financial statements at December 31 to the Form 5500’s:

	2004	2003
Net assets available for plan benefits per the financial statements	$471,622	$426,507

Add: Amounts allocated to withdrawing participants	286	—

Net assets available for plan benefits per Form 5500	$471,908	$426,507

The following is a reconciliation of distributions paid to participants per the financial statements for the years ended December 31 to the Form 5500’s:

	2004	2003
Distributions paid to participants per the financial statements	$44,948	$46,364

Add: Amounts allocated to withdrawing participants	286	—

Distributions paid to participants per Form 5500	$45,234	$46,364

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

Supplemental Schedules

Sonoco Savings Plan

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2004

(in thousands of dollars)

		Rate of	Maturity
Identity of Issue	Description of Investment	Interest	Date	Current Value
Abbey National PLC	Corporate Bonds	6.690%	10/17/2005	$605
American General Finance	Corporate Bonds	5.875%	7/14/2006	622
Americredit Automobile	Asset Backed Securities	5.010%	7/14/2008	922
Americredit Automobile	Asset Backed Securities	3.550%	2/12/2009	1,509
Atlantic Richfield Co	Corporate Bonds	10.875%	7/15/2005	1,040
Bank of America Corporation	Corporate Bonds	7.875%	5/16/2005	611
Bank of America Corporation	Corporate Bonds	4.750%	10/15/2006	512
Bank One Corporation	Corporate Bonds	7.625%	8/1/2005	539
Bank One Corporation	Corporate Bonds	6.500%	2/1/2006	357
Bear Stearns Commercial Mortgage Securities, Inc.	Asset Backed Securities	3.970%	11/11/2035	1,121
Province of British Columbia	Corporate Bonds	4.625%	10/3/2006	1,126
CWL 2003-5 AF4	Asset Backed Securities	4.905%	8/25/2032	3,117
CWL 2004-10 AF4	Asset Backed Securities	Variable	7/25/2032	459
Capital One Master Trust	Asset Backed Securities	6.300%	6/15/2009	227
CSFB 2001-CK3 A2	Asset Backed Securities	6.040%	6/15/2034	361
CSFB 2001-CP4 A1	Asset Backed Securities	5.260%	12/15/2035	327
CSFB 1999-C1 A2	Asset Backed Securities	7.290%	9/15/2041	901
CSFB 2004-C3 A3	Asset Backed Securities	4.302%	7/15/2036	2,482
DLJ Commercial Mortgage Corp.	Asset Backed Securities	6.410%	2/15/2008	859
DLJ Commercial Mortgage Corp.	Asset Backed Securities	7.450%	6/10/2033	621
A/S Eksportfinans	Corporate Bonds	5.750%	6/6/2006	290
Federal Home Loan Mortgage Corporation	Asset Backed Securities	7.000%	3/15/2008	1,182
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.000%	9/15/2031	829
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.250%	11/15/2022	280
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.250%	1/15/2023	56
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.500%	3/15/2023	93
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.000%	5/15/2031	300
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.000%	6/15/2031	238

Sonoco Savings Plan

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2004

(in thousands of dollars)

		Rate of	Maturity
Identity of Issue	Description of Investment	Interest	Date	Current Value
Federal Home Loan Mortgage Corporation	Asset Backed Securities	6.000%	9/15/2031	$619
Freddie Mac	Federal Agency Bonds	7.000%	7/15/2005	5,726
FNR 1993-206 KA	Asset Backed Securities	6.500%	12/25/2022	47
FNR 1994-50 PH	Asset Backed Securities	5.500%	1/25/2023	68
FNR 1994-63 PH	Asset Backed Securities	7.000%	6/25/2023	45
FNR 1994-72 H	Asset Backed Securities	6.000%	10/25/2022	326
Fannie Mae	Federal Agency Bonds	7.000%	7/15/2005	5,660
Fannie Mae	Federal Agency Bonds	5.500%	2/15/2006	4,260
FNR 2002-81 PU	Asset Backed Securities	4.500%	5/25/2020	2,474
FNR 2003-17 QR	Asset Backed Securities	4.500%	11/25/2025	7,041
FHR 2572 HK	Asset Backed Securities	4.000%	2/15/2017	3,017
FHR 2596 LD	Asset Backed Securities	4.500%	9/15/2030	727
FHR 2726 PB	Asset Backed Securities	5.000%	4/15/2026	1,100
FHR 2834 KC	Asset Backed Securities	4.500%	4/15/2030	3,527
Ford Credit Auto Owners Trust	Asset Backed Securities	4.140%	12/15/2005	10
GE Capital Commercial Mortgage Corporation	Asset Backed Securities	6.030%	8/11/2033	1,035
GE Commercial Mortgage Corporation 2003-C1-A1	Asset Backed Securities	3.091%	1/10/2038	824
Household Private Label Credit Card	Asset Backed Securities	5.500%	1/18/2011	313
International Bank for Reconstruction and Development	Federal Agency Bonds	5.000%	3/28/2006	1,024
J.P. Morgan Chase & Company	Corporate Bonds	5.625%	8/15/2006	306
J.P. Morgan Chase & Company	Corporate Bonds	5.350%	3/1/2007	239
JPMCC 2004-LN2 A	Asset Backed Securities	4.475%	7/15/41	1,138
LBCMT 1999-C1 A2	Asset Backed Securities	6.780%	6/15/2031	886
MBNA Credit Card Master National Trust	Asset Backed Securities	6.900%	1/15/2008	2,055
MBNA Credit Card Master National Trust	Asset Backed Securities	4.950%	6/15/2009	1,190
Boston Edison Company	Asset Backed Securities	6.620%	3/15/2007	129
Merrill Lynch & Company Medium Term Notes	Corporate Bonds	6.150%	1/26/2006	515
Merrill Lynch & Company Medium Term Notes	Corporate Bonds	6.130%	5/16/2006	104
J.P. Morgan Commercial Mortgage Finance	Asset Backed Securities	7.108%	8/15/2032	215
Morgan Stanley Dean Witter	Corporate Bonds	7.750%	6/15/2005	526

Sonoco Savings Plan

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2004

(in thousands of dollars)

		Rate of	Maturity
Identity of Issue	Description of Investment	Interest	Date	Current Value
Morgan Stanley Dean Witter	Corporate Bonds	5.800%	4/1/2007	$252
MSC 2004-T15 A2	Asset Backed Securities	4.690%	6/13/2041	3,577
Ontario Province Canada	Corporate Bonds	6.000%	2/21/2006	2,527
Rio Tinto Finance Limited	Corporate Bonds	5.750%	7/3/2006	648
Salomon Brothers Mortgage Securities	Asset Backed Securities	7.298%	7/18/2033	315
Salomon Smith Barney	Corporate Bonds	5.875%	3/15/2006	1,681
Sears Credit Account Master Trust	Asset Backed Securities	6.750%	9/16/2009	195
U.S. Treasury Bonds	U.S. Government Bonds	11.750%	2/15/2010	2,578
U.S. Treasury Bonds	U.S. Government Bonds	6.500%	10/15/2006	10,281
Wells Fargo Bank NA	Corporate Bonds	Variable	6/15/2010	1,021
StateStreet Bank and Trust Company*	SSgA Daily Mortgage Fund			18,903
StateStreet Bank and Trust Company*	SSgA Commercial Mortgage Backed Index			16,507
J.P. Morgan Chase Bank	Global Wrap	4.700%		(389)
Monumental Life Insurance Company	Global Wrap	4.690%		(387)
Royal Bank of Canada	Global Wrap	4.710%		(387)
UBS AG	Global Wrap	4.690%		(389)
StateStreet Global Advisors Yield Enhanced STIF*	STIF	2.370%		9,345
GE Capital Assurance Company	Guaranteed Investment Contract	3.490%	11/26/2008	3,690
GE Life and Annuity	Guaranteed Investment Contract	4.040%	10/30/2009	3,713
Principal Life Insurance Company	Guaranteed Investment Contract	3.000%	9/28/2007	4,745
Principal Life Insurance Company	Guaranteed Investment Contract	3.850%	3/15/2007	1,782
Travelers Life & Annuity Company	Guaranteed Investment Contract	3.660%	6/15/2007	5,379
StateStreet Global Advisors*	Bond Market Index Fund			20,185
StateStreet Global Advisors*	S&P 500 Index Fund			112,006
StateStreet Global Advisors*	Russell 2000 Index Fund			35,744
StateStreet Global Advisors*	International Stock Index Fund			10,707
StateStreet Global Advisors*	Conservative Strategic Balanced Fund			2,251
StateStreet Global Advisors*	Moderate Strategic Balanced Fund			3,045
StateStreet Global Advisors*	Aggressive Strategic Balanced Fund			3,004
StateStreet Global Advisors*	S&P MidCap Fund			14,702

Sonoco Savings Plan

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2004

(in thousands of dollars)

		Rate of	Maturity
Identity of Issue	Description of Investment	Interest	Date	Current Value
StateStreet Global Advisors*	Self-Managed Account			$2,691
Sonoco Products Company*	Common Stock, 2,704,485 shares			83,048
StateStreet Global Advisors*	Short-term Investment Fund			286
Employee loans receivable*	Participant loans			20,848

				$460,836

*	Represents a party in interest

All investments are participant directed; therefore, cost information has not been presented.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO SAVINGS PLAN
	By:	Sonoco Products Company as Plan Administrator

June 29, 2005	By:	/s/ Harris E. DeLoach, Jr.

Date		Harris E. DeLoach, Jr.
President and Chief Executive Officer